EXHIBIT 99.1

Harsco Corporation Names Stuart E. Graham to Board of Directors

HARRISBURG, Pa., Dec. 18, 2008 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) announced today that Stuart E. Graham has been named to the Harsco Board of Directors, effective February 1, 2009.

Mr. Graham recently retired as CEO of Sweden-based Skanska AB and is Chairman of Skanska USA. Skanska AB is one of the world's largest construction groups, with a leading position in a number of markets throughout Europe, the United States and Latin America and annual revenues of nearly $20 billion.

Harsco Chairman and CEO Salvatore D. Fazzolari said, "Stuart's extensive leadership experience in the infrastructure and construction industry combined with his superb international management background make him an exceptional addition to the growing strength of our Harsco Board. His insights and perspectives on the global economy as well as his extensive experience in infrastructure and construction will be invaluable to Harsco's continuing worldwide growth objectives."

Mr. Graham's career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for Skanska's business units in the U.S., the U.K., Hong Kong and Latin America. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He holds a Bachelor of Science degree in Economics from Holy Cross College and is also a member of the Board of Directors of Securitas AB and PPL Corporation.

The addition of Mr. Graham to the Harsco Board will bring its current membership to 12, of whom 10 will be independent directors.

Harsco Corporation is one of the world's leading diversified industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and development, including infrastructure, metals and railways. The Company employs approximately 23,000 people in 50 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com